Exhibit 99.1

Coach Reports First Quarter Earnings of $0.44; in Line with Prior Year on Slight Sales Gain

NEW YORK--(BUSINESS WIRE)--October 20, 2009--Coach, Inc. (NYSE: COH), a leading marketer of modern classic American accessories, today reported sales of $761 million for its first fiscal quarter ended September 26, 2009, compared with $753 million reported in the same period of the prior year, an increase of 1%. Net income for the quarter totaled $141 million, with earnings per diluted share of $0.44. This compared to net income of $146 million and earnings per diluted share of $0.44 in the prior year’s first quarter.

Lew Frankfort, Chairman and Chief Executive Officer of Coach, Inc., said, “We experienced sequential improvement in our North American retail business this quarter, as the initiatives put into place earlier this year proved successful. Specifically, Coach benefited from the well received launch of the Poppy collection and other products at particularly compelling prices. We achieved a solid quarterly top-line performance; with North American stores generating an 8% overall gain on a 1% decline in comparable store sales. At the same time, we were very pleased to achieve earnings per share that matched the prior year with excellent operating margins.”

For the quarter, operating income totaled $223 million, 4% below the $233 million reported in the comparable year-ago period, while operating margin was 29.3% versus 31.0% reported for the prior year. During the quarter, gross profit declined 1% to $550 million from $558 million a year ago. Gross margin was 72.3% versus 74.2% a year ago, impacted as expected by both the continued promotional environment and channel mix. SG&A expenses as a percentage of net sales totaled 42.9%, as compared to 43.1% reported in the year-ago quarter.

First fiscal quarter sales results in each of Coach’s primary channels of distribution were as follows:

  Direct-to-consumer sales, which now include our China business, increased 10% to $654 million from $592 million last year. North American comparable store sales for the quarter declined 1.1%. In Japan, sales declined 3% on a constant-currency basis, while dollar sales rose 11%, adjusted for a stronger yen. China results continued very strong, with comparable store sales rising at a double-digit rate.
  Indirect sales decreased 33% to $108 million in the first quarter from the $160 million reported for the prior year on a comparable basis. This decline was primarily due to reduced shipments into U.S. department stores, as the company continues to tightly manage inventories in that channel given softer sales at POS than last year. International POS sales posted gains in the period, driven by distribution and comparable location sales gains.

During the first quarter of fiscal 2010 in North America the company opened 10 retail stores – including eight in new markets for Coach - and five factory stores, bringing the total to 340 retail stores and 116 factory stores as of September 26, 2009. In Japan, Coach opened two locations, taking the total to 162 at the end of the quarter. In China, 5 net new locations were opened during the quarter, taking the total to 33.

Mr. Frankfort continued, “The launch of Poppy in July, along with our new pricing strategy, which gives the consumer more choices at prices she is willing to pay or is able to afford, resulted in an increased sales penetration of handbags. We also benefited from a sequential improvement in traffic fueled by Poppy, which was supported by comprehensive marketing programs at its launch. Importantly, the product introductions that followed over the quarter, were also well received. Earlier this month, we started flowing in our holiday assortment, including a relaunch of the Madison collection and new Poppy styles and fabrics.

“We’re also extremely enthusiastic about the response to Coach in China, where we are continuing to experience rapid growth for both Coach and the imported accessory category. We’re also pleased to announce the opening of our first Mainland China flagship store, planned for Spring 2010 in Shanghai. The 7,000 square foot store will reflect Coach’s latest global flagship design. To support our growth in China, we are also planning to open an Asia distribution center, also in Shanghai, before the end of our fiscal year, allowing us to better manage the logistics in this rapidly growing region for Coach.”

“For over a year we have been addressing the very weak retail climate in the U.S. and abroad. We have adapted our pricing and product strategies to be successful in what will become the ‘new normal’ by rebalancing our assortments and introducing Poppy, a youthful lifestyle collection, which instantly became one of our major platforms. While we continue to plan conservatively, we believe that we’re well positioned for the seasons ahead. We’re also squarely focused on the abundant growth opportunities available to us as we begin to emerge from this downturn,” Mr. Frankfort concluded.

Coach will host a conference call to review first fiscal quarter results at 8:00 a.m. (ET) today, October 20, 2009. Interested parties may listen to the webcast by accessing www.coach.com/investors on the Internet or dialing into 1-888-405-2080 and asking for the Coach earnings call led by Andrea Shaw Resnick, SVP of Investor Relations & Corporate Communications. A telephone replay will be available starting at 12:00 noon today, for a period of five business days. The number to call is 1-866-352-7723. A webcast replay of this call will be available for five business days on the Coach website.

Coach, with headquarters in New York, is a leading American marketer of fine accessories and gifts for women and men, including handbags, women’s and men’s small leathergoods, business cases, weekend and travel accessories, footwear, watches, outerwear, scarves, sunwear, fragrance, jewelry and related accessories. Coach is sold worldwide through Coach stores, select department stores and specialty stores, through the Coach catalog in the U.S. by calling 1-800-223-8647 and through Coach’s website at www.coach.com. Coach’s shares are traded on the New York Stock Exchange under the symbol COH.

This press release contains forward-looking statements based on management's current expectations. These statements can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "intend," "estimate," "are positioned to," "continue," "project," "guidance," “target,” "forecast," "anticipated," or comparable terms. Future results may differ materially from management's current expectations, based upon risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs, etc. Please refer to Coach’s latest Annual Report on Form 10-K for a complete list of risk factors.

COACH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters Ended September 26, 2009 and September 27, 2008
(in thousands, except per share data)
(unaudited)

	QUARTER ENDED
	September 26,	September 27,
	2009	2008

Net sales	$761,437	$752,529

Cost of sales	211,259	194,336

Gross profit	550,178	558,193

Selling, general and
administrative expenses	326,931	324,707

Operating income	223,247	233,486

Interest (expense) income, net	(596)	2,646

Income before provision for income taxes
and discontinued operations	222,651	236,132

Provision for income taxes	81,824	90,321

Net income	$140,827	$145,811

Net income per share

Basic	$0.44	$0.44

Diluted	$0.44	$0.44

Shares used in computing
net income per share

Basic	318,286	331,865

Diluted	321,115	334,023

COACH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
At September 26, 2009, June 27, 2009 and September 27, 2008
(in thousands)
(unaudited)

	September 26,	June 27,	September 27,
	2009	2009	2008
ASSETS

Cash, cash equivalents and short term investments	$994,680	$800,362	$409,510
Receivables	105,120	108,707	156,478
Inventories	337,545	326,148	401,797
Other current assets	173,128	161,192	243,313

Total current assets	1,610,473	1,396,409	1,211,098

Long term investments	6,000	6,000	8,000
Property and equipment, net	582,230	592,982	464,885
Other noncurrent assets	595,913	568,945	426,929

Total assets	$2,794,616	$2,564,336	$2,110,912

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$94,198	$103,029	$129,491
Accrued liabilities	437,259	348,619	331,114
Current portion of long-term debt	704	8,004	335

Total current liabilities	532,161	459,652	460,940

Long-term debt	24,429	25,072	2,245
Other liabilities	397,045	383,570	296,691

Stockholders' equity	1,840,981	1,696,042	1,351,036

Total liabilities and stockholders' equity	$2,794,616	$2,564,336	$2,110,912

CONTACT:
Coach
Analysts & Media:
Andrea Shaw Resnick, 212-629-2618
SVP Investor Relations & Corporate Communications